EXHIBIT 10.2

SYNAPTICS INCORPORATED

MARKET STOCK UNIT AWARD AGREEMENT

This Market Stock Unit Award Agreement (this “Agreement”) is made as of August 17, 2020, by and between Synaptics Incorporated., a Delaware corporation (the “Company”), and ___________ (the “Grantee”).

1.Certain Definitions.  Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Synaptics Incorporated 2019 Equity and Incentive Compensation Plan (the “Plan”). As used herein:

(a)

“Beginning Price” shall mean, with respect to the Company and any other Russell 2000 Company, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the trading days in the period of ninety (90) calendar days ending on the June 30 immediately preceding the applicable Performance Period, as reported in The Wall Street Journal. As to a stock which goes ex-dividend during such 90-day period, the closing market prices as to such stock for the portion of the 90-day period preceding the ex-dividend date shall be equitably adjusted to exclude the amount of the related dividend.

(b)

“Change in Control MSUs” shall mean, with respect to each Tranche for which the applicable Vesting Date is after the effective date of a Change in Control, (i) the Target Number of MSUs subject to such Tranche, multiplied by (ii) the Payout Factor applicable to such Tranche, multiplied by (iii) a fraction, the numerator of which shall be the number of days that elapsed during the applicable Performance Period through the effective date of the Change in Control, and the denominator of which shall be the total number of days in the applicable Performance Period.

(c)	“Determination Date” shall mean the last day of the applicable Performance Period, or, if earlier, the day immediately prior to the effective date of the Change in Control.
(d)

“Ending Price” shall mean, with respect to the Company and any other Russell 2000 Company, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the trading days in the period of ninety (90) calendar days ending on the last day of the applicable Performance Period, as reported in The Wall Street Journal, plus dividends paid over the applicable Performance Period and with dividends deemed reinvested on the applicable dividend payment date. However, if a Change in Control occurs prior to the last day of a Performance Period, the Ending Price used to determine the Company TSR for the Performance Period shall be (i) the value of the consideration offered for a share of Common Stock in the Change in Control or (ii) in the event that there is no consideration offered for a share of Common Stock in the Change in Control, the average closing price for the Common Stock during the thirty (30) calendar day period ending on the day immediately prior to the effective date of the Change in Control, as reported in The Wall Street Journal and in each case including any dividends paid over the applicable Performance Period prior to the Change in Control and with dividends deemed reinvested on the applicable dividend payment date.  As to a share which goes ex-dividend during the 90-day or 30-day, as applicable, period referred to above, the closing market prices as to such stock for the portion of the 90-day or 30-day, as applicable, period preceding the ex-dividend date shall be equitably and proportionately adjusted to exclude the amount of the related dividend.

(e)

“Good Reason” shall mean the occurrence of any of the following events without the Grantee’s prior written approval: (i) the Grantee is demoted by means of a material reduction in authority, responsibilities, or duties; (ii) the Grantee’s annual base salary for a fiscal year (“Base Salary”) is reduced to a level that is less than 90% of the Base Salary paid to the Grantee during the prior fiscal year, or the Grantee’s Targeted Bonus is reduced to a level that is less than 90% of the Targeted Bonus for the Grantee during the prior fiscal year; (iii) the Grantee is required to render his or her principal duties from a Company location that is more than fifty (50) miles from a Company location from which the Grantee performs his or her principal duties at the earlier of the time the Grantee entered into any employment or other service agreement with the Company or the date of this Agreement, in either case other than as has been previously contemplated by the Company and the Grantee, and such relocation increases the Grantee’s one way commute; or (iv) the Company breaches a material provision of any employment or other service agreement to which the Grantee is party; provided, however, that any such event shall not constitute Good Reason unless both (x) the Grantee provides written notice to the Company of the event claimed to constitute Good Reason within sixty (60) days of the initial existence of such event and (y) the Company fails to remedy such event within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Grantee’s employment with the Company shall not constitute a termination for Good Reason unless such termination occurs not more than six (6) months following the initial existence of the event claimed to constitute Good Reason.

(f)

“Non-Vested MSUs” means, with respect to each Tranche for which the applicable Vesting Date is after the effective date of a Change in Control, the difference of (i) (A) the Target Number of MSUs subject to such Tranche, multiplied by (B) the Payout Factor, minus (ii) the Change in Control MSUs for such Tranche; provided, however, that in no event shall such number be less than zero.

(g)	“Payout Factor” for a Performance Period shall be determined based on the Company’s TSR Percentile Ranking for that Performance Period as follows:

TSR Percentile Ranking	Payout Factor
75th or higher	200%
50th	100%
25th or below	0%

If the Company’s TSR Percentile Ranking for a Performance Period is between two levels set forth in the table above, the Payout Factor for that Performance Period will be determined by linear interpolation between such two levels.  In no event shall the Payout Factor for any Performance Period be less than 0% or greater than 200%.

(h)

“Russell 2000 Companies” shall mean, for each Performance Period, each company that is (a) in the Russell 2000 Index on the first day of the Performance Period and continues to be a member of such index throughout the duration of that Performance Period or (b) in the Russell 2000 Index on the first day of the Performance Period and ceases to be in the Russell 2000 Index (or its successor) during the Performance Period due to its bankruptcy or insolvency, provided that the TSR for any company described in this clause (b) shall be deemed for purposes of determining the Company’s TSR Percentile

Ranking to be equal to the lowest TSR for any company that is in the Russell 2000 Index (or its successor) for the entire Performance Period.  In the event the Russell 2000 Index ceases to exist for any reason during a Performance Period, the Committee shall determine in its sole discretion the companies whose TSRs will be used to determine the Company’s TSR Percentile Ranking for that Performance Period.

(i)

“Targeted Bonus” shall mean, for each fiscal year of the Company, either (i) a bonus program in which the Grantee shall be entitled to participate, which provides the Grantee with a reasonable opportunity, based on the past compensation practices of the Company and the Grantee’s then base salary, to maintain or increase the Grantee’s total compensation compared to the previous fiscal year or (ii) a targeted bonus based on such factors as the Board may determine.

(j)

“TSR” shall mean total shareholder return and shall be determined with respect to the Company (the “Company TSR”) and each other Russell 2000 Company by dividing (i) the applicable Ending Price minus the applicable Beginning Price by (ii) the applicable Beginning Price.  For purposes of determining TSR, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares at the closing market price on the ex-dividend date.  Any non-cash distributions shall be valued at fair market value.  There shall also be an equitable and proportionate adjustment to the relevant stock price(s) to the extent (if any) necessary to preserve the intended incentives and mitigate the impact of any stock split, stock dividend or reverse stock split occurring during the period beginning ninety (90) days prior to the applicable Performance Period and ending on the last day of the Performance Period.

(k)

“TSR Percentile Ranking” shall mean the percentile ranking of the Company TSR for the applicable Performance Period among the TSRs for the Russell 2000 Companies for the Performance Period.  If the Company TSR for a Performance Period is equal to the TSR(s) of one or more other Russell 2000 Companies for that Performance Period, the Company TSR will be deemed to be greater than the TSR of such other Russell 2000 Companies for that Performance Period.

(l)	“Vested MSUs” means the portion of the MSUs subject to this Agreement that become vested on the applicable Vesting Date or otherwise, as set forth in Section 4 below.

2.Grant of MSUs.  Subject to and upon the terms, conditions and restrictions set forth in this Agreement, including any additional terms and conditions for the Grantee’s country (for Grantees outside the United States only) set forth in any attached Appendix that would form part of this Agreement, and in the Plan, pursuant to authorization under resolutions of the Committee, the Company has granted to the Grantee as of August 17, 2020 (the “Date of Grant”) the target number of market stock units set forth below (“MSUs”), which are a type of Restricted Stock Unit under the Plan and which may be earned based on the Payout Factor.

Target Number of MSUs

The Target Number of MSUs has been divided into the following three Tranches (each, a “Tranche”), each with a corresponding “Performance Period” with respect to which the Payout Factor will be determined.

Tranche	Target Number of MSUs	Performance Period
Tranche One		July 1, 2020 – June 30, 2021
Tranche Two		July 1, 2020 – June 30, 2022
Tranche Three		July 1, 2020 – June 30, 2023

Subject to the degree of attainment of the performance goals established pursuant to this Agreement, the Grantee may earn from 0% to 200% of the Target Number of MSUs attributed to such Performance Period.  Each earned MSU shall then represent the right of the Grantee to receive one share of Common Stock subject to and upon the terms and conditions of this Agreement.

3.Restrictions on Transfer of MSUs.  Subject to Section 15 of the Plan, neither the MSUs evidenced hereby nor any interest therein or in the Common Stock underlying such MSUs shall be transferable prior to payment to the Grantee pursuant to Section 5 hereof other than by will or pursuant to the laws of descent and distribution.

4.Vesting of MSUs.

(a)

As of each Determination Date, the Company shall determine the Payout Factor for the applicable Performance Period.  For each Tranche, the Company shall multiply the Payout Factor for such Tranche by the Target Number of MSUs subject to the Tranche, and the resulting number of MSUs shall vest in full and become Vested MSUs on the Vesting Date set forth below for that Tranche, in each case subject to the Grantee’s continuous employment with the Company or a Subsidiary until each such date.

Tranche	Vesting Date
Tranche One	August 17, 2021
Tranche Two	August 17, 2022
Tranche Three	August 17, 2023

In addition, if the Payout Factor for Tranche Three is greater than the Payout Factor previously determined for Tranche One and/or Tranche Two, an additional number of MSUs subject to Tranche One and/or Tranche Two, as applicable, shall vest in full and become Vested MSUs on the Vesting Date set forth below for Tranche Three (subject to the Grantee’s continuous employment with the Company or a Subsidiary through such Vesting Date) equal to (i) the target number of MSUs subject to the applicable Tranche multiplied by the Payout Factor for Tranche Three, less (ii) the number of MSUs subject to the applicable Tranche that had previously vested on the Vesting Date for such Tranche.  For avoidance of doubt, MSUs subject to Tranche One and/or Tranche Two that became Vested MSUs on the Vesting Date applicable to such Tranche shall not be subject to adjustment or clawback if the Payout Factor for Tranche Three is lower than the Payout Factor that was previously determined for such Tranche.

There shall be no proportionate or partial vesting of the MSUs in or during the months, days or periods prior to each Vesting Date, and except as otherwise provided in Sections 4(b), 4(c) or 4(d) hereof, all vesting of MSUs shall occur only on the applicable Vesting Date.

(b)

Acceleration of Vesting Upon a Change in Control.  In the event that while the Grantee is continuously employed by the Company or a Subsidiary, a Change in Control occurs prior to the last day of a Performance Period, the Change in Control MSUs shall become immediately Vested MSUs as of the effective date of the Change in Control, and all such Performance Periods shall be deemed completed. After giving effect to the preceding sentence and except as provided in Section 4(c) below, any Non-Vested MSUs with respect to each Tranche shall remain outstanding and will vest and become Vested MSUs thereafter on the applicable Vesting Date for such Tranche, subject to the Grantee’s continuous employment with the Company or a Subsidiary until each such date.

(c)

Treatment of Non-Vested MSUs Upon a Change in Control.  Effective as of and contingent upon the consummation of a Change in Control, the Non-Vested MSUs shall become immediately Vested MSUs and will be payable to the Grantee in accordance with Section 5 hereof, except to the extent that a Replacement Award is provided to the Grantee to continue, replace or assume the Non-Vested MSUs covered by this Agreement.

(d)

Acceleration of Vesting Upon Termination.  Notwithstanding any other term or provision of this Agreement, in the event the Grantee ceases to be continuously employed by the Company or a Subsidiary either due to a termination by the Company without Cause or by the Grantee for Good Reason during the eighteen (18) month period immediately following a Change in Control, all Non-Vested MSUs subject to this Agreement that are then outstanding shall become immediately Vested MSUs as of the date of the Grantee’s termination of employment.

(e)

Forfeiture.  Subject to the terms of the Plan and except as otherwise determined by the Committee in its sole discretion, any MSUs that are not Vested MSUs, and that do not become Vested MSUs pursuant to this Section 4, shall be forfeited immediately upon the termination of the Grantee’s continuous employment without any payment to the Grantee.  For purposes of this Agreement, “continuous employment” (or substantially similar terms) means the absence of any interruption or termination of the Grantee’s employment with the Company or a Subsidiary.  Continuous employment shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries.  In addition, any MSUs that are then outstanding and are not Vested MSUs after the Payout Factor for Tranche Three has been determined and applied to such Tranche (and any earlier Tranche to which such Payout Factor applies pursuant to Section 4(a) above) shall be forfeited as of the last day of the Performance Period for Tranche Three, and if a Change in Control occurs during a Performance Period, any MSUs subject to the Tranche to which the Performance Period applies and are not Change in Control MSUs or Non-Vested MSUs after applying the Payout Factor for the Performance Period to such Tranche shall be forfeited as of the date of the Change in Control.

5.Form and Time of Payment of MSUs.

(a)

Payment for the MSUs, after and to the extent they have become Vested MSUs pursuant to this Agreement, shall be made in the form of Common Stock.  Except as provided in Section 5(b), payment shall be made as soon as administratively practicable following (but no later than thirty (30) days following) the date that the MSUs become Vested MSUs pursuant to Section 4 hereof.

(b)

Notwithstanding Section 5(a), the Grantee will receive payment for the Change in Control MSUs that become Vested MSUs upon a Change in Control immediately prior to the consummation of such Change in Control.

(c)	The Company’s obligations to the Grantee with respect to the Vested MSUs will be satisfied in full upon the issuance of Common Stock corresponding to such Vested MSUs.

6.Dividend Equivalents; Voting and Other Rights.

(a)

The Grantee shall have no rights of ownership in the Common Stock underlying the MSUs and no right to vote the Common Stock underlying the MSUs until the date on which the Common Stock underlying the MSUs is issued or transferred to the Grantee pursuant to Section 5 above.

(b)

Upon the payment of Vested MSUs in accordance with Section 5 above, the Grantee shall receive additional shares of Common Stock equal in value to the accrued dividend equivalents (without interest).  The amount of dividend equivalents for each Vested MSU shall equal the dividends paid on one share of Common Stock for each dividend whose record date occurs during the period between the Date of Grant and the payment of the Vested MSUs in accordance with Section 5 above.

(c)

The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Common Stock in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

(d)

Notwithstanding any term or provision of this Agreement to the contrary, the existence of this Agreement, or of any outstanding MSUs awarded hereunder, shall not affect in any manner the right, power, or authority of the Company or any Subsidiary to make, authorize, or consummate: (i) any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s or any Subsidiary’s capital structure or its business; (ii) any merger, consolidation, or similar transaction by or of the Company or any Subsidiary; (iii) any offer, issue, or sale by the Company or any Subsidiary of any capital stock of the Company or any Subsidiary, including any equity or debt securities, or preferred or preference stock that would rank prior to or on parity with the shares of Common Stock represented by the MSUs and/or that would include, have or possess other rights, benefits, and/or preferences superior to those that such shares of Common Stock includes, has or possesses, or any warrants, options, or rights with respect to any of the foregoing; (iv) the dissolution or liquidation of the Company or any Subsidiary; (v) any sale, transfer, or assignment of all or any part of the stock, assets, or business of the

Company or any Subsidiary; or (vi) any other corporate transaction, act, or proceeding (whether of a similar character or otherwise).

7.Adjustments.  The MSUs and the number of shares of Common Stock issuable for each MSU, and the other terms and conditions of the grant evidenced by this Agreement, are subject to adjustment as provided in Section 11 of the Plan.

8.Withholding Taxes.  To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with the delivery to the Grantee of Common Stock or any other payment to the Grantee or any other payment or vesting event under this Agreement, the Grantee agrees that the Company will withhold from the shares of Common Stock required to be delivered to the Grantee under this Agreement, shares of Common Stock having a value equal to the amount required to be withheld under applicable income and employment tax laws.  The shares so retained shall be credited against any such withholding requirement at the market value of such Common Stock on the date of such delivery.  To the extent that the amounts available to the Company for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such delivery or payment that the Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld.  In no event will the market value of the shares of Common Stock to be withheld and/or delivered pursuant to this Section 8 to satisfy applicable withholding taxes exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences, (ii) such additional withholding amount is authorized by the Committee, and (iii) the total amount withheld does not exceed the Grantee’s estimated tax obligations attributable to the applicable transaction.

9.Compliance With Law.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

10.Compliance With or Exemption From Section 409A of the Code.  To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code.  This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee).  Notwithstanding the foregoing, the Company is not guaranteeing any particular tax outcome, and the Grantee shall remain solely liable for any and all tax consequences associated with the MSUs.

11.Interpretation.  Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

12.No Right to Future Awards or Employment.  The grant of the MSUs under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards.  The grant of the MSUs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law.  Nothing contained in this Agreement shall confer upon the Grantee any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.

13.Relation to Other Benefits.  Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.

14.Amendments.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.

15.Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

16.Relation to Plan and Compensation Recovery Policy.  This Agreement is subject to the terms and conditions of the Plan.  In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern.  The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.  Notwithstanding anything in this Agreement to the contrary, Grantee acknowledges and agrees that this Agreement and the award described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock may be traded) (the “Compensation Recovery Policy”), and that relevant sections of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

17.Electronic Delivery.  The Company may, in its sole discretion, deliver any documents related to the MSUs and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means.  The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18.Governing Law.  This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

19.Successors and Assigns.  Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

20.Acknowledgement.  The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c)

understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

21.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

SYNAPTICS INCORPORATED

By:

Name:
Title:

Grantee Acknowledgment and Acceptance

By:

Name: